Exhibit 99.2
December 12, 2013

Re: An Important Update on Wells Fund VIII Limited Partnership

Dear Wells L.P. Investor:

We would like to provide you with an important update on the status of Wells Fund VIII Limited Partnership (the “Fund”). As disclosed on Form 8-K filed with the Securities and Exchange Commission on October 1, 2013, Fund VIII-IX Associates is currently under contract to sell its remaining asset, the 305 Interlocken Parkway property. The Fund holds an equity interest of approximately 54.8% in Fund VIII-IX Associates, which owns 100% of the 305 Interlocken Parkway property. We anticipate the closing of this transaction to occur in the near term; however, there are no assurances regarding when or if this sale will be completed. Should the disposition of the 305 Interlocken Parkway property be completed in the near term, we would begin the steps necessary to dissolve the Fund with an anticipated liquidation date in the first half of 2014.

The following information is contingent upon the disposition of 305 Interlocken Parkway property. For the latest information on the Fund, please refer to www.SEC.gov.

In connection with the anticipated closing of the Fund, you may be eligible to receive two distributions in 2014 - an initial distribution of net sale proceeds (“NSP”) and a final liquidating distribution after expenses and obligations of the Fund have been provided for. These distributions will be made to investors of record as of January 1, 2014. In order to make these distributions to investors of record as of January 1, 2014, we must receive any transfer paperwork in good order no later than December 31, 2013.  Furthermore, since it is anticipated that these will be the Fund’s final distributions, any transfer paperwork received after December 31, 2013, will not be honored. If you are in the process of completing a sale on the secondary market and the transaction is completed on the books of the Transfer Agent by December 31, 2013, the new limited partner will receive the anticipated NSP distribution and the final liquidating distribution, if eligible for these distributions.

The Fund currently has approximately $2.6 million in cash reserves following the NSP distribution of $2.75 million in November 2013. As disclosed on Form 8-K filed with the Securities and Exchange Commission on October 1, 2013, Fund VIII-IX Associates is currently under contract to sell the 305 Interlocken Parkway property for a gross sales price of $6,100,000, exclusive of closing costs. As noted above, the Fund holds an equity interest of approximately 54.8% in Fund VIII-IX Associates, which owns 100% of the 305 Interlocken Parkway property.

Continued on reverse

14911 Quorum Drive, Suite 200A, Dallas, TX 75254 Tel: 800-557-4830

Should the anticipated disposition of the remaining asset be completed in the near term, we anticipate that the first distribution will be treated as an NSP distribution in accordance with the applicable provisions of the partnership agreement. The remaining cash reserves will be used to fund expenses and obligations of the Fund, including but not limited to legal fees, audit and tax fees, printing and postage costs, potential liabilities under the final purchase and sale agreement, and other administrative expenses. We anticipate making a final liquidating distribution of any unused reserves to the limited partners and dissolving the Fund in the second quarter of 2014. However, there are no assurances regarding when or if the sale of the 305 Interlocken Parkway property and the dissolution of the Fund will be completed.

As a reminder, the partnership agreement dictates how proceeds will be distributed, and some units may not be eligible to receive both of these distributions. In accordance with the partnership agreement, the General Partner will not receive any sale proceeds from the anticipated distributions.

If you have any questions regarding your investment with Wells or these upcoming distribution events, please contact us at 800-557-4830.

Thank you for your support of Wells Fund VIII Limited Partnership. We appreciate your participation as an investor.

Sincerely,

Leo F. Wells III
General Partner

cc: Financial Representative

Disclosures
This material may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Readers of this material should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this letter. Factors that could cause or contribute to such differences include, but are not limited to, changes in general economic and business conditions, industry trends, changes in government rules and regulations (including changes in tax laws), and increases in interest rates. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this letter. We do not make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements. This is neither an offer nor a solicitation to purchase securities.